Exhibit 19.1

STARBUCKS CORPORATION
INSIDER TRADING POLICY

PURPOSE
This Insider Trading Policy (this “Policy”) sets forth the policy of, and the restrictions imposed by, Starbucks Corporation and its consolidated subsidiaries (collectively, “Starbucks” or the “Company”) regarding transactions in the Company’s securities and the securities of other “Covered Companies” (as defined in this Policy).

APPLIES TO
This Policy applies to all Covered Persons. “Covered Persons" means (i) all members of the Starbucks Board of Directors, partners (employees), and independent contractors, advisors and consultants who provide services to Starbucks, regardless of whether they are resident within the United States (ii) the immediate family members of, and those who live in the same household with, the persons set forth in clause (i); (iii) entities (including partnerships, trusts, corporations, and foundations) over which the persons set forth in clause (i) have control; and (iv) anyone else whose transactions are directed by the persons set forth in clause (i) or are subject to their influence or control. As used in this Policy, “you” and “your” refer to Covered Persons. This Policy applies to actions you take with respect to Material Non-Public Information (or “MNPI”, in each case as defined below) you possess from your work with the Company, and it describes restricted trading periods that apply to you, even after termination of your employment or service. You are responsible for making sure that your actions comply with this Policy and all applicable laws. In addition, Starbucks will not transact in its own securities, except in compliance with applicable securities laws.

POLICY STATEMENT
Background. Insider trading is a top enforcement priority of the Securities and Exchange Commission (“SEC”), other governmental bodies, and the Nasdaq Stock Market LLC (“Nasdaq”). Criminal prosecutions for insider trading are commonplace and may result in fines or imprisonment. All Covered Persons should understand the breadth of activities that constitute insider trading and their consequences, which can be severe. Enforcement bodies employ highly sophisticated and effective methods to detect and investigate insider trading. For example, the SEC has successfully prosecuted people who traded through foreign accounts or family members and friends and who traded only a small number of shares.

A violation of this Policy may also result in Company disciplinary action, up to and including termination of employment or other relationship with Starbucks, as allowed by applicable law, or, in the case of members of the Board of Directors, being asked to resign from the Board or not being renominated. In determining remedial action resulting from a violation of this Policy, Starbucks will consider a number of factors, including the individual’s conduct substantiated through investigation, the individual’s cooperation, the individual’s past violations, if any, consistency with remedial action for other similar violations, extent of the harm to the Company, the availability of restitution, penalties assessed by regulators, and the need for deterrence.

Anyone with questions about the application of this Policy should consult with and seek the approval of the Company’s corporate secretary at CorporateSecretary@starbucks.com.

Definitions. The following definitions are used throughout this Policy:

Covered Companies. (a) Starbucks and (b) any other company about which you know MNPI by virtue of your work with Starbucks.

Covered Securities. Common stock, preferred stock, bonds, notes, options, warrants, puts, calls, and other equity and debt instruments of any Covered Company.

Insiders. Members of Starbucks Board of Directors, executive officers, and other Covered Persons designated by the Law & Corporate Affairs department based on their regular access to MNPI.

Trading or Trade. All transfers for value of Covered Securities, including purchases and sales. The term encompasses any actions that are intended either to make a profit or avoid a loss. Because certain gifts of Covered Securities may be considered a transfer for value under applicable securities laws, “Trading” includes gifts of Covered Securities.
“Trading” does not encompass:
•Transfers by will or the laws of descent and distribution or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred securities does not change.
•The simple exercise of a stock option where the exercise price is paid in cash and the stock acquired upon exercise of the stock option is not sold. This is commonly referred to as an “exercise and hold” transaction. “Trading” does include “cashless” exercises of stock options because a “cashless” exercise involves the sale of stock in the open market to pay the exercise price of the stock option. This Policy also applies to the sale of the underlying security (including any sale of units through a “same day cashless exercise” of options funded by a broker) or any other market sale for the purpose of generating the cash needed to pay the exercise price of a stock option.
•The vesting of restricted stock units or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock units. This Policy does, however, apply to any market sales of restricted stock units.
•Purchases of Starbucks stock under the Company’s employee stock purchase plans, which include the “S.I.P.” plans for the United States, resulting from periodic contributions to the plans pursuant to the elections made at the time of enrollment in the plans. “Trading” does include your election to participate in, or increase or decrease the amount of contributions to, an employee stock purchase plan and to sales of Starbucks stock purchased under any employee stock purchase plan.
•Purchases of Covered Securities under the Company’s dividend reinvestment plan (the “DRIP”) resulting from your reinvestment of dividends paid on Covered Securities. “Trading” does include purchases of Covered Securities resulting from additional contributions you choose to make to the DRIP, your election to participate in the DRIP, or your election to increase your level of participation in the DRIP. This Policy does apply to your sale of any Covered Securities purchased pursuant to the DRIP.

Material Non-Public Information. There is no bright-line test of what constitutes material non-public information (“MNPI”). For purposes of this Policy, information is material if there is a reasonable likelihood that an investor would consider the information important in making a decision to buy, sell, or hold a Covered Security. Both positive and negative information can be material, as well as information that forecasts whether an event may or may not occur. Examples of potentially material information include:

•Financial and operating results or information, whether historical, actual or forecasts;
•Change of the Company’s independent registered public accounting firm;
•Significant new product or business launches or significant pricing changes;

•A pending or prospective merger, acquisition, tender offer, joint venture or an acquisition or disposition of significant assets;
•New major contracts, customers, or the loss of such contracts;
•The sale of significant assets or a significant subsidiary, or a significant asset write-down;
•Changes in senior management or a change in control;
•Significant legal proceedings or regulatory developments;
•Events regarding Starbucks securities – e.g., a default on senior securities, the call of a class of securities for redemption, stock repurchase plans, stock splits, changes in dividends, changes to the rights of security holders, or public or private sales of additional securities;
•Potential restatements of the Company’s financial statements, changes in auditors, or a notification that the issuer may no longer rely on an audit report; and
•Significant cybersecurity, data privacy, or food safety incidents.

Information is “non-public” if it has not been previously disclosed and is not otherwise available to investors generally. Even information that has been reported by the media or is the subject of widespread rumors may still be “non-public.” Generally, information about Starbucks that is broadly disseminated through a Company press release or other formal financial filing will be considered public after one full trading day (a “trading day” is a day on which the Nasdaq is open for business), which is typically long enough for that information to be absorbed by the financial markets. Information about other Covered Companies may require a longer period before it can be considered public.

If you have questions whether information is MNPI, please contact the Company’s corporate secretary (CorporateSecretary@starbucks.com).

Restrictions. All Covered Persons are prohibited from taking the following actions:

Trading in Covered Securities while in possession of MNPI. Covered Persons may not Trade in Covered Securities, including those of the Company or any other Covered Company, while they are in possession of MNPI regarding such company. Trading pursuant to a 10b5-1 plan that follows the requirements of the guidelines set forth in the Appendix does not violate this provision of the Policy. For the avoidance of doubt, the prohibition on Trading in Covered Securites while in possession of MNPI applies at all times regardless of whether a restricted trading period may or may not be in effect.
Trading in Coffee and Dairy Futures or Options. Covered Persons may not directly or indirectly Trade in coffee or dairy futures, options, or similar instruments for their own accounts when they are in possession of MNPI about Starbucks trading activities in coffee or dairy markets.

Tipping. Covered Persons may not disclose MNPI relating to Starbucks or any other Covered Company to any other person, except when such other person needs to know such information in order for Starbucks to effectively conduct business and there is no reason to believe that the information will be used for improper Trading or inappropriately disclosed by such person. Under no circumstances may Covered Persons who are in possession of MNPI recommend any action regarding Trades in Covered Securities to any other person.

Short Sales. Covered Persons may never engage in “short” sales of Covered Securities or transactions that are profitable only if the market price of the securities declines. Short sales usually involve agreeing to sell securities you do not currently own. These include “sales against the box” (sales with delayed delivery). For member of the Starbucks Board of Directors and certain Company officers, these sales also violate section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Publicly Traded Options. Covered Persons may never buy, sell, or hold publicly traded options (such as puts or calls) or other derivatives of Covered Securities on an exchange or in any other organized market. Transaction in options is, in effect, a bet on the short-term movement of a Company’s stock and can create the appearance that the Covered Person is Trading based on inside information.
Hedging. Covered Persons may never engage in any hedging or monetization transactions, such as zero-cost collars and prepaid variable forward contracts, which involve establishing a short position in Covered Securities and limit or eliminate both the risks and rewards of holding the securities, or any other hedging transactions designed to hedge or off-set decreases in the market value of Covered Securities. These transactions may lead to a misalignment of the interests of Covered Person and the interests of the Company.
Long-Duration Standing Orders. Covered Persons may not enter into standing orders regarding Covered Securities with a duration of greater than five days. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction, and that transaction may occur when you are prohibited from Trading.
Margin Accounts. Covered Persons may never hold Covered Securities in a margin account. Securities held in a margin account may be sold without your consent by the broker if you fail to meet a margin call, and that sale may occur when you are prohibited from Trading.
Pledging. Covered Persons may never pledge Covered Securities as collateral for a loan. Securities pledged as collateral for a loan may be sold without your consent by the lender in foreclosure if you default on the loan, and that sale may occur when you are prohibited from Trading.
Communicating MNPI. In communicating MNPI to Covered Persons, all Covered Persons must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information. This includes taking precautions to prevent unauthorized disclosure of MNPI about the Company in accordance with such other policies. Prohibitions and procedures relating to the internal and external dissemination of MNPI are addressed in the Company’s Disclosure Policy.
Training. The Company will provide training programs designed to promote compliance with insider trading laws and this Policy no less than every other year. Participation by partners at the manager level and above in such programs is mandatory.
Special Provisions Applicable to Members of the Board of Directors, Executive Officers, and Certain Designated Persons. Certain designated persons are subject to additional restrictions, below:
Coffee and Dairy Futures or Options
Members of the Starbucks Board of Directors, executive officers of the Company, partners in the Company’s procurement team for coffee or dairy, and partners who are aware of the Company’s purchasing activity of coffee or dairy may never directly or indirectly Trade in coffee or dairy futures, options, or similar instruments for their own account, regardless of whether they are in possession of MNPI regarding Starbucks trading activities in coffee or dairy futures.
Pre-Clearance
Members of Starbucks Board of Directors, the Company’s executive leadership team, senior vice presidents of the Company, and such other persons as the chief legal officer and chief financial officer of the Company may designate, together with their immediate family members, other members of their households, and any other person or entity whose Trading in Covered Securities they influence or control (each, a “Preclearance Person”), must follow the pre-clearance procedures established by the chief legal officer before conducting any Trades in or otherwise transferring the Company’s securities, including the making of any gifts or donations of the Company’s securities. Neither the Company nor any of the Company’s officers, partners, or other representatives, will be deemed, by participating in such pre-clearance procedures, to have provided any legal advice or to have acknowledged for any purpose that the person requesting pre-clearance is not then in possession of any MNPI.

Prior to directly or indirectly engaging in, or entering into a 10b5-1 Plan for engaging in, transactions in Covered Securities, each Preclearance Person (i) must contact the Company’s corporate secretary (CorporateSecretary@starbucks.com) and (ii) make an initial determination whether the Company or such Preclearance Person is in possession of MNPI relating to the Covered Securities.
The Preclearance Person will be permitted to proceed with a proposed transaction or entry into a proposed 10b5-1 plan only after (i) the initial determination pursuant to the previous paragraph that no MNPI is possessed, (ii) submitting (at least two days prior to any desired transaction or entry into a proposed 10b5-1 plan) a certification that the Preclearance Person is not in possession of MNPI, and (iii) having their request for pre-clearance approved in writing or via e-mail, which approval will be communicated by or on behalf of the corporate secretary.
If a transaction or entry into a 10b5-1 plan is pre-cleared in accordance with this Policy, a Preclearance Person will then have two business days to effect the transaction or enter into the 10b5-1 plan. However, if a Preclearance Person becomes aware of MNPI or becomes subject to a restricted trading Period (as discussed below) after receiving pre-clearance, but before the transaction has been executed or the 10b5-1 plan is entered into, that person is prohibited from effecting the pre-cleared transaction or entering into the pre-cleared 10b5-1 plan.
The Company is under no obligation to approve a request under the pre-clearance procedures provided for under this Policy and may determine to reject any request for any reason, even if the proposed transaction or 10b5-1 plan would not violate the federal securities laws or a specific provision of this Policy. The corporate secretary will maintain written records of all approved requests and the bases for their approval.
Restricted Trading Periods

Insiders will be subject to quarterly earnings restricted trading periods during which they may not Trade in Starbucks Covered Securities regardless of whether they possess MNPI. These regular earnings restricted trading periods begin at 12:01 a.m. Eastern Time on the fourth Saturday prior to the end of each fiscal quarter and end at 11:59 p.m. Eastern Time on the first trading day after the Company releases its earnings for the quarter, unless extended by the chief legal officer.

Additionally, the Company may establish additional restricted trading periods in view of significant events and developments involving the Company. During those event-specific restricted trading periods, those persons designated by the chief legal officer to be likely to have MNPI regarding those events may not Trade in Starbucks Covered Securities.

An Insider who is subject to a quarterly earnings restricted trading period and who has an extraordinary, unexpected, and urgent need to sell Company stock in order to generate cash may be permitted to sell Starbucks Covered Securities even during the quarterly restricted trading period if such Insider is not, in fact, in possession of any MNPI regarding the Company. Such a hardship exception may be granted only by the chief legal officer upon review of the particular facts and circumstances and must be requested at least two days in advance of the proposed Trade. However, even if granted a hardship exception, you cannot Trade if you are in possession of MNPI. Under no circumstance will a hardship exception be granted during an event-specific restricted trading period or to a member of the Starbucks Board of Directors or an executive officer. Neither the Company, nor any of the Company’s officers, partners, or other representatives, will be deemed, by participating in such hardship exception procedures, to have provided any legal advice or to have acknowledged for any purpose that the person requesting the hardship exemption does not then possess any MNPI.

Trading pursuant to a 10b5-1 plan that follows the requirements of the guidelines set forth in the Appendix does not violate this provision of the Policy even if it occurs during a restricted trading period.

It is important for all Covered Persons to understand that, while they must follow this Policy with respect to any restricted trading period, their legal duties arise from the federal securities laws, not the Company’s designation of restricted trading periods. Everyone has a personal obligation not to Trade while in possession of MNPI regardless of whether they are on the restricted trading list or whether the day on which they wish to Trade falls outside a restricted trading period. Compliance with the restricted trading period does not by itself constitute compliance with the law or this Policy.

Interpretation; Amendment

The Company’s chief financial officer and chief legal officer will have the authority to interpret this Policy. Further, while the Company has endeavored to anticipate likely scenarios and events in crafting this Policy, the Company’s chief financial officer or chief legal officer may make exceptions to this Policy in the context of unanticipated or extraordinary scenarios or events. The Nominating and Corporate Governance Committee may modify or amend this Policy at any time.

Appendix

Special Guidelines for 10b5-1 Trading Plans
Covered Persons may elect to enter into a 10b5-1 trading plan. Trades pursuant to a 10b5-1 trading plan that follows the requirements of this Appendix do not constitute Trading while in possession of MNPI, or Trading during a restricted trading period, in violation of this Policy.

The terms “amount”, “price”, and “date”, as used below, are defined in Rule 10b5-1 under the Exchange Act (“the Rule”).

A)The transaction must be made pursuant to a written plan (a “Plan”) entered into in good faith that complies with the Rule. The Covered Person must also act in good faith throughout the duration of the Plan. Without limiting the foregoing, each Plan:

1.for directors and Section 16 officers of the Company, is subject to a cooling-off period between the date the Plan is adopted or modified and the first transactions under the Plan. This cooling off period runs through the expiration of a period consisting of the later of: (i) 90 days after the Plan is adopted or modified, or (ii) two business days following the filing of Starbucks Form 10-Q or Form 10-K for the fiscal quarter in which the Plan was adopted or modified (but not to exceed 120 days following the date the Plan was adopted or modified) (such time period, the “D&O Cooling Off Period”);
2.for all other Covered Persons, is subject to a cooling-off period between the date the Plan is adopted or modified and the first transactions under the Plan, which runs through the expiration of a 30-day period after the Plan is adopted or modified (such time period, the “Covered Persons Cooling Off Period, and, together with the D&O Cooling Off Period, the “Cooling Off Period”);
3.must be established or modified at a time when there is no restricted trading period, and the Covered Person is not then in possession of any MNPI;
4.must contain a written certification at the time of establishment or modification that (i) the Covered Person is not aware of MNPI about the Company or its securities, and (ii) that the Covered Person is adopting or modifying the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of the Rule in the form attached hereto as Exhibit B;
5.must specify the amount of Covered Securities to be purchased or sold and the price at which and the date on which the Covered Securities are to be purchased or sold (or must include a written formula or algorithm or computer program for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold); note that granting discretion to the Covered Person’s broker or other representative to determine the amount, time, and price of the securities to be purchased or sold (other than discretion in connection with the orderly execution of a “limit” order) is prohibited;
6.must prohibit the Covered Person and any other person who is then in possession of MNPI from exercising any subsequent influence over how, when, or whether to effect purchases or sales;
7.must provide appropriate mechanisms to ensure that the Covered Person complies with all applicable rules and regulations;
8.must provide for the suspension of all transactions under such Plan in the event the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events; and
9.must prohibit Trades during the 30 days following the termination (not including expiration) of the Plan.

You can generally only have one Plan in effect at a time, except as otherwise permitted by Rule 10b5-1. You can adopt a successor Plan if trades under that plan are not scheduled to begin until trades under your predecessor plan are completed or expire without execution; however, if you adopt a successor Plan and then terminate your predecessor Plan early, the date of termination of your predecessor Plan will be deemed to be the date of adoption of your successor plan and will trigger a new Cooling Off Period starting from that date. You can generally only adopt one single-trade plan during any 12-month period. In general, a single trade plan is a Plan that is designed to effect an open-market trade of the total amount of securities in a single transaction.
In addition, modifications to the amount, price or timing (or to a written formula, algorithm or computer program affecting the amount, price or timing) of the purchase or sale of securities are deemed to be a termination of a plan and adoption of a new plan, and as a result are subject to the timing restrictions described above.

B)Each Plan, and every modification to, deviation from, or termination of each Plan, must be pre-cleared in advance by the corporate secretary (CorporateSecretary@starbucks.com). A copy of the executed version of any pre-cleared Plan must be provided to the corporate secretary. The Company reserves the right to withhold pre-clearance of any Plan, modification, deviation, or termination that:

1.fails to comply with the Rule;
2.exposes the Company or the Insider to liability under any other applicable state or federal rule, regulation, or law;
3.creates any appearance of impropriety;
4.fails to meet the guidelines established by the Company; or
5.otherwise fails to satisfy review by the chief legal officer or their designees for any reason.

C)Neither the Company, nor any of the Company’s officers, partners, or other representatives, will be deemed, solely by their pre-clearance of a Plan, to have represented that any Plan complies with the Rule or to have assumed any liability or responsibility to the Insider or any other party if such Plan fails to comply with the Rule.

D)The chief legal officer is authorized to develop, after the date hereof, further guidelines for individual Plans, or to modify, amend, supplement, delete, or otherwise change these guidelines, as they deem, in their sole discretion, necessary or appropriate in order to further the purpose of these guidelines.

E)The Company will disclose information regarding Plans adopted by directors and officers as required by Item 408(a) of Regulation S-K (including your name and title; the date of Plan adoption, amendment or termination; the duration of the Plan; and the aggregate number of securities to be traded under the Plan) and may make a public announcement that Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Plan.

SUPPORTING INFORMATION
POLICY
•Global Business Ethics Policy

SUPPLEMENTAL DOCUMENTS
•Trading Calendar for current Fiscal Year
•FAQs & Other Stock Trading Restrictions